Exhibit 10.2

MERGE HEALTHCARE INCORPORATED

GENERAL RELEASE

1.            General Release of Claims.

I hereby release the Company, as defined herein from, and covenant not to sue the Company with respect to, any and all claims I have or may have against the Company.

2.            Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered.   However, this release does not apply to any claims that may arise after the date I execute this release or to any rights preserved pursuant to Paragraph 16 below.  This release does not apply to any claims that may not be released under applicable law.

3.            Claims Released Include Age Discrimination and Employment Claims.
The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment and (3) claims arising under any other federal, state or local law, regulation, ordinance, common law or order that regulates the employment relationship and/or employee benefits.

4.            Release Covers Claims Against Related Parties.

For purposes of this release the term “Company” means Merge Healthcare Incorporated and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, attorneys, servants, representatives, predecessors, successors and assigns and its or their past and present employee benefit plans, trustees, fiduciaries and administrators.  Therefore, the claims released include claims I have against any such persons or entities.

5.            The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.  Nothing in this release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (an “Excepted Charge”).  Merge Healthcare Incorporated’s acknowledgment of this exception does not limit the scope of the waiver and release in Paragraphs 1 – 6 of this release, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge.  In the event that any claim is filed on my behalf by any person or entity against the Company, I hereby waive the right to any monetary damages or injunctive relieve in my favor.

6.            Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.            Additional Consideration.

I have executed this release in consideration of the cash severance payments and insurance continuation reimbursement benefits and the acceleration of certain employee stock options (the “Benefits”), all as described in the attached separation letter agreement, including its exhibits, between the Company and me dated August 7, 2013 (the “Separation Letter”).  I acknowledge that these Benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company.  These Benefits are sufficient to support this release.

8.            Representations.

In connection with my decision to provide this release I acknowledge that I have not relied on any verbal or written representations by the Company other than those explicitly set forth in the Separation Letter and this release itself.

9.            Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms.  I have been offered twenty-one (21) days to consider its terms.  I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

10.        Voluntary Agreement.

I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

11.         Partial Invalidity of Release.

If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

12.         Future Conduct; Confidentiality.

I have returned or will return to the Company any and all  property, including but not limited to all equipment, laptop computer, iPad, telephones, keycards, records, files, papers, handbooks, Confidential Information (as defined below), and other Company equipment that I had in my possession in whatever form, including electronic media.

I will not knowingly take any action or assist others to take any action that is intended or likely to harm the Company or any of its officers, directors, employees, stockholders or other affiliates.

During the course of my employment with the Company, I have had access to, received and/or developed information that is confidential to the Company including, without limitation, information pertaining to financial matters, budgets, strategic plans, marketing, sales, customers, business plans, inventions, processes, formulas, designs, supplies, products, credit card numbers, passwords and employee information (the “Confidential Information”).  I acknowledge and agree that all Confidential Information was or is hereby assigned to and remains the exclusive property of the Company.  I agree that I will maintain the Confidential Information in strict confidence and not disclose it to any person or use it in any way to harm the Company.

Further, I expressly agree that I will use my best efforts and in good faith to keep all such Confidential Information as confidential.

I agree not to make, at any time, any public statement that is intended to or could reasonably be expected to disparage the Company, including its subsidiaries or any of its or their products, services, stockholders, directors, officers or employees.  The Company agrees that in its external communications that it shall not make, at any time, any public statement that is intended to or could reasonably be expected to disparage Employee; provided, however, that nothing in this sentence shall limit, inhibit or affect the Company’s reasonable compliance with the requirements of SEC and NASDAQ rules and regulations for public company disclosures or of other applicable law.  The parties’ respective agreements in the prior two sentences shall only apply to statements and communications made after the date hereof and on or prior to August 8, 2014.  Nothing in this paragraph shall be deemed a waiver or consent by the subject of any such statement or communication of any of his, her or its rights under applicable law with respect to such statement or communication.

Nothing in this release prevents me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.

13.        Headings.

The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing this release.

14.        Applicable Law.

Illinois law will apply in connection with any dispute or proceeding concerning this release.  Any action or proceeding arising out of or relating to this Agreement shall be brought and tried exclusively in a court of competent jurisdiction located in Cook County in the State of Illinois and in no other court or venue.  The parties hereby waive any claim or defense that any forum set forth in this Paragraph 14 is not convenient or proper, and expressly agree to the venue and jurisdiction of the courts set forth in this Paragraph 14.  I HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ME AGAINST THE COMPANY IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

15.        Suit in Violation of this Release - Loss of Benefits and Payment of Costs.

If I bring (or any party on my behalf brings) an action against the Company in violation of this release or if I bring an action asking that this release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to the Company all payments and benefits that I have received as consideration for this release.  If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by the Company in its successful defense against the action.  I acknowledge and understand that all remaining cash payments and insurance continuation reimbursement benefits to be provided to me as consideration for this release will permanently cease as of the date such action is instituted.  However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).  If the Company (or any party on its behalf) brings an action against me in violation of its release set forth in Paragraph 20 below or if the Company (or any party on its behalf) brings an action asking that such release be declared invalid or unenforceable, and if such action is unsuccessful, the Company further agrees that it will pay all costs, expenses and reasonable attorneys’ fees incurred by me in my successful defense against the action.

16.        Preservation of Rights under Benefit Plans and Indemnities.

This release, my Separation Letter, and my Employment Agreement, as amended effective as of August 8, 2013, including but not limited to the non-disclosure, non-competition and non-solicitation provisions of Section 5 thereof, constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, between or among the parties hereto with respect to the subject matter hereof; provided, however, that this release shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of the Company’s qualified and nonqualified benefit plans, or my rights to indemnification under the Company’s officers and directors’ or other applicable insurance coverage, the Company’s Articles of Incorporation or Bylaws (including any applicable provisions regarding the advancement of attorney’s fees and other defense costs) or any indemnity agreement between the Company and me.

17.         7-Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this release to Shelley Wyka, Vice President of Human Resources, Merge Healthcare, 200 East Randolph Street, Suite 2435, Chicago, Illinois 60601, to revoke this release by giving written notice to that same person.  This release and my entitlement to the Benefits will be binding and effective upon the expiration of this seven (7) day period if I do not revoke, but not before.

18.         Further Assistance.

I hereby agree to provide my reasonable and truthful cooperation and assistance, to the extent reasonably requested, but not to materially or unreasonably interfere with my business activities in the ordinary course, in connection with any litigation, arbitration, dispute or other matter between the Company and any third party that may currently be threatened or pending or that may later arise.  The Company will reimburse me for reasonable out of pocket expenses that I incur in providing such reasonable assistance, provided, however, that I properly document the expenses pursuant to the Company’s expense reimbursement policy, and provided, further, that any such reimbursable expense exceeding $500 must be approved in advance by the Company (such approval not to be unreasonably withheld or delayed).  Nothing in this Paragraph 18 shall require me to take any action inconsistent with my duties and obligations under applicable law.

19.        Restrictive Covenants.  I hereby acknowledge and agree that the restrictive covenants contained in Section 5 of my Employment Agreement, as amended, continue in full force and effect until the expiration of the period specified therein notwithstanding the termination of my employment with the Company.

20.         Release.

In consideration of my promises and agreements contained in this release, the Separation Letter and the Employment Agreement as amended, on the condition that this Release has become final and binding upon me and may no longer be revoked or withdrawn, the Company shall release and covenant not to sue me with respect to any and all claims arising out of or relating in any way to my employment with the Company that the Company has or may have against me and my personal representatives, executors, administrators, heirs, and beneficiaries, arising or occurring prior to August 8, 2013.  Notwithstanding the foregoing, the Company does not release me from (1) the Company’s right to enforce the terms of this Release, the Letter Agreement, the Amended Employment Agreement or any other agreement between the Company and me that survives the termination of my employment, (2) any act or omission during my employment with the Company constituting fraud or theft, any act of moral turpitude, commission of a felony, conviction or pleading guilty or nolo contender to a felony, or any other act or omission during my employment with the Company which was outside the scope of my employment that has or is likely to have a material adverse effect on the Company, and (3) any claims arising from any act or omission after August 8, 2013.

EXECUTED THIS 8th DAY OF AUGUST 2013.

Jeffery A. Surges	/s/ JEFFERY A. SURGES
Name	Signature

As to the covenants of the Company herein:

MERGE HEALTHCARE INCORPORATED

By:

Its

August 8, 2013